Exhibit 5.03

Entergy Services, LLC 639 Loyola Avenue (70113) P.O. Box 61000 New Orleans, LA 70161 Tel: 504-576-6755 Fax: 504-574-4150 e-mail: dbalash@entergy.com
Dawn A. Balash Assistant General Counsel Corporate and Securities

August 6, 2025

Entergy Arkansas, LLC

425 West Capitol Avenue

Little Rock, Arkansas 72201

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which Entergy Arkansas, LLC, a Texas limited liability company (the “Company”), proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate aggregate principal amount of the Company’s First Mortgage Bonds (“Bonds”), such Bonds to be issued in one or more new series pursuant to the Company’s Mortgage and Deed of Trust, dated as of October 1, 1944, with Deutsche Bank Trust Company Americas, as successor corporate trustee, and, as to property in Missouri, The Bank of New York Mellon Trust Company, N.A., as successor co-trustee, as it has heretofore been and may be further amended and supplemented from time to time (the Mortgage and Deed of Trust, as so amended and supplemented, being referred to herein as the “Mortgage”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage. In connection therewith, I have reviewed such documents and records as I have deemed necessary to enable me to express my opinion on the matters covered hereby.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or electronic copies, the authenticity of the originals of all documents submitted to me as copies, and the enforceability of all documents submitted to me against parties other than the Company. I have also assumed that the form and content of all documents submitted to me as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, and that there has been no oral or written modification of or amendment to any of the documents I have reviewed, and that there has been no waiver of any provision of any of such documents, by action or omission of the parties or otherwise.

Entergy Arkansas, LLC

August 6, 2025

Subject to the above stated assumptions and to the qualifications hereinafter expressed, I am of the opinion that such Bonds will be binding obligations of the Company when:

a. the Company’s Board of Directors, a duly authorized committee thereof or a duly authorized officer of the Company, acting within authority granted by a then-current resolution of the Company’s Board of Directors, shall have approved and established the terms of such Bonds in accordance with the Mortgage;

b. such Bonds have been executed and authenticated in accordance with the Mortgage, and issued and sold by the Company in accordance with their terms and provisions and as contemplated by the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Bonds and in compliance with appropriate orders with regard to the issuance of such Bonds by the Arkansas Public Service Commission and the Federal Energy Regulatory Commission; and

c. such Bonds have been delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Bonds and the Mortgage.

This opinion is limited to the laws of the State of Louisiana. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the State of New York or the federal laws of the United States of America, I have relied upon the opinion of Morgan, Lewis & Bockius LLP, subject to the assumptions therein, which is being filed as Exhibit 5.02 to the Registration Statement. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the States of Arkansas, Missouri or Tennessee, I have relied upon the opinion of Friday, Eldredge & Clark, LLP, subject to the assumptions therein, which is being filed as Exhibit 5.04 to the Registration Statement. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the State of Texas, I have relied upon the opinion of Husch Blackwell LLP, subject to the assumptions therein, which is being filed as Exhibit 5.05 to the Registration Statement. As to all matters of the laws of the State of Louisiana, Morgan, Lewis & Bockius LLP, Friday, Eldredge & Clark, LLP and Husch Blackwell LLP are authorized to rely on this opinion as if it were addressed to each of them.

Entergy Arkansas, LLC

August 6, 2025

I further note that the binding nature of the Company’s obligations with respect to such Bonds may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, receivership, fraudulent transfer, preference, moratorium, reorganization or other similar laws affecting enforcement of mortgagees’ and other creditors’ rights and by general equitable principles (whether considered in a proceeding in equity or at law) and principles of public policy, including the possible unavailability of specific performance or injunctive relief, and (ii) concepts of materiality, reasonableness, good faith and fair dealing and by the discretion of the court before which any proceeding therefor may be brought.

I hereby consent to the filing of this opinion as Exhibit 5.03 to the Registration Statement. I also consent to the reference to me in the Company’s prospectus relating to Bonds included in the Registration Statement under the caption “Legality.” In giving the foregoing consents, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Dawn A. Balash